CARMAX REPORTS SECOND QUARTER FISCAL YEAR 2026 RESULTS

Richmond, Va., September 25, 2025 – CarMax, Inc. (NYSE:KMX) today reported results for the second quarter ended August 31, 2025.

Second Quarter Highlights:(1)

•Retail used unit sales decreased 5.4% and comparable store used unit sales decreased 6.3%; wholesale units decreased 2.2%.

•Solid unit margins with gross profit per retail used unit of $2,216, gross profit per wholesale unit of $993, and Extended Protection Plans (EPP) margin per retail unit of $576, all in line with the prior year’s second quarter.

•Bought 293,000 vehicles from consumers and dealers, a decrease of 2.4%.
◦262,000 vehicles were purchased from consumers, down 2.7%
◦31,000 vehicles were purchased through dealers, up 0.2%

•SG&A decreased 1.6% to $601.1 million.

•Established plans for incremental SG&A reductions of at least $150 million over the next 18 months.

•CarMax Auto Finance (CAF) income decreased 11.2% to $102.6 million as an increase in the provision for loan losses outweighed growth in the net interest margin percentage.

•Net earnings per diluted share of $0.64 versus $0.85 a year ago.

•Repurchased $180.0 million in shares of common stock, continuing our accelerated quarterly pace compared to fiscal year 2025.

•Launched a new brand positioning campaign in late August. The new “Wanna Drive?” tagline brings the omni-channel experience to life and emphasizes that CarMax customers are empowered to buy their way, with clarity, confidence and control.

(1) Comparisons to the prior year’s second quarter unless otherwise stated

-more-

CarMax, Inc.

CEO Commentary:
“While this was a challenging quarter, we remain confident in our long-term strategy and the strength of the earnings model that we have built. We are excited about the recent launch of our new brand positioning campaign “Wanna Drive?” that brings our differentiated omni-channel experience to life and underscores our ongoing commitment to empowering the customer. Also, we will continue to drive SG&A efficiency, targeting at least $150 million in incremental SG&A reductions over the next 18 months,” said Bill Nash, president and chief executive officer.

Second Quarter Business Performance Review:

Sales. Combined retail and wholesale used vehicle unit sales were 338,031, a decrease of 4.1% from the prior year’s second quarter.

Total retail used vehicle unit sales decreased 5.4% to 199,729 compared to the prior year’s second quarter. Comparable store used unit sales decreased 6.3% from the prior year’s second quarter. Total retail used vehicle revenues decreased 7.2% compared with the prior year’s second quarter, primarily driven by the decrease in retail used units sold.

Total wholesale vehicle unit sales decreased 2.2% to 138,302 versus the prior year’s second quarter. Total wholesale revenues declined 0.4% compared with the prior year’s second quarter driven by the decrease in wholesale units sold, partially offset by an increase in the average wholesale selling price of approximately $125 per unit or 1.6%.

We bought 293,000 vehicles from consumers and dealers, down 2.4% compared to last year’s second quarter. Of these vehicles, 262,000 were bought from consumers and 31,000 were bought through dealers, a decrease of 2.7% and an increase of 0.2%, respectively, from last year’s second quarter.

Other sales and revenues decreased by 4.2%, or $7.6 million, compared with the second quarter of fiscal 2025, primarily reflecting a decrease in EPP revenues driven by a decrease in retail unit sales.

Our digital capabilities supported 80% of retail unit sales. Omni sales(2) were 68% and online retail sales(3) accounted for 12% of retail unit sales.

Gross Profit. Total gross profit was $717.7 million, down 5.6% versus last year’s second quarter. Retail used vehicle gross profit decreased 7.6% and retail gross profit per used unit was $2,216, in line with the prior year’s second quarter.

Wholesale vehicle gross profit decreased 0.4% versus the prior year’s second quarter. Gross profit per unit was $993, consistent with last year’s second quarter.

Other gross profit decreased 4.2% primarily reflecting a reduction in EPP revenues due to lower retail unit sales.

SG&A. Compared with the second quarter of fiscal 2025, SG&A expenses decreased 1.6% or $9.5 million to $601.1 million, primarily driven by a reduction in share-based compensation, which largely reflected changes in the company’s share price. The continued realization of expense efficiencies were offset by cost pressures in the quarter. SG&A as a percent of gross profit was 83.8% in the second quarter compared to 80.3% in the prior year’s second quarter, driven by the decline in gross profit.

We have established plans for SG&A reductions of at least $150 million over the next 18 months. We expect to realize some of these savings in fiscal 2026, with the vast majority materializing in our exit rate by the end of fiscal 2027.

-more-

CarMax, Inc.

CarMax Auto Finance.(4) CAF income decreased 11.2% to $102.6 million as an increase in the provision for loan losses outweighed growth in CAF’s net interest margin percentage. This quarter’s provision for loan losses was $142.2 million compared to $112.6 million in the prior year’s second quarter. The provision for loan losses in the second quarter of fiscal 2026 included an increase of $71.3 million in our estimate of lifetime losses on existing loans, primarily due to worsening performance among the 2022 and 2023 vintages. Despite the worsening performance, these vintages remain highly profitable. As a result of the previously disclosed tightening of CAF’s underwriting standards, the vintages originated after April 2024 are performing in line with expectations. The remaining $70.9 million reflected our estimate of lifetime losses on current quarter originations. There was a reduction in this quarter’s provision due to the release of $15.7 million for the allowance previously recorded for loans that are now classified as held for sale.

As of August 31, 2025, the allowance for loan losses of $507.3 million was 3.02% of auto loans held for investment, up from 2.76% as of May 31, 2025.

CAF’s total interest margin percentage, which represents the spread between interest and fees charged to consumers and our funding costs, was 6.6% of average auto loans outstanding, which includes held for investment and held for sale, up 50 basis points from the prior year’s second quarter. After the effect of 3-day payoffs, CAF financed 42.6% of units sold in the current quarter, up from 42.0% in the prior year’s second quarter. CAF’s weighted average contract rate was 11.2% in the quarter, down from 11.5% the second quarter last year.

Subsequent to the end of the second quarter, on September 24, 2025, we executed our second non-prime securitization transaction this calendar year. This was upsized to $900 million in total notes and for the first time included the sale of most of the residual financial interest in the transaction to third party investors, thus resulting in off-balance sheet treatment. We expect the gain on sale to be approximately $25 million to $30 million in third quarter income. We also expect to receive approximately $40 million to $45 million in additional CAF income related to servicing fees and the retained beneficial interest over the life of the transaction. Going forward, there will be no loss allowance or provision for this pool of loans.

Share Repurchase Activity. During the second quarter of fiscal year 2026, we repurchased 2.9 million shares of common stock for $180.0 million. As of August 31, 2025, we had $1.56 billion remaining available for repurchase under the outstanding authorization.

Location Openings. During the second quarter of fiscal 2026, we opened three new store locations in Tuscaloosa, Alabama, El Cajon, California, and Hagerstown, Maryland. We also opened one stand-alone reconditioning/auction center located in New Kent County, Virginia supporting the Richmond metro market.

(2)    An omni retail unit sale is defined as a sale where customers complete at least one, but not all, of the four activities listed in note (3) below online. An omni retail unit sale also includes additional steps that can be completed online, including pre-qualifying for financing, setting appointments and signing up for notifications of cars coming soon.
(3)    An online retail sale is defined as a sale where the customer completes all four of these major transactional activities online: reserving the vehicle; financing the vehicle, if needed; trading-in or opting out of a trade in; and creating an online sales order.
(4)    Although CAF benefits from certain indirect overhead expenditures, we have not allocated indirect costs to CAF to avoid making subjective allocation decisions.
-more-

CarMax, Inc.

Supplemental Financial Information
Amounts and percentage calculations may not total due to rounding.

Sales Components

	Three Months Ended August 31			Six Months Ended August 31
(In millions)	2025	2024	Change	2025	2024	Change
Used vehicle sales	$5,270.7	$5,677.1	(7.2)%	$11,374.2	$11,354.6	0.2%
Wholesale vehicle sales	1,149.6	1,154.5	(0.4)%	2,402.3	2,410.9	(0.4)%
Other sales and revenues:
Extended protection plan revenues	115.1	121.4	(5.2)%	246.8	240.2	2.7%
Third-party finance (fees)/income, net	(0.8)	1.4	(153.4)%	(1.5)	(0.2)	(549.1)%
Advertising & subscription revenues (1)	37.9	34.3	10.3%	74.4	69.0	7.8%
Other	22.2	24.9	(10.4)%	45.1	52.5	(14.0)%
Total other sales and revenues	174.4	182.0	(4.2)%	364.8	361.5	0.9%
Total net sales and operating revenues	$6,594.7	$7,013.5	(6.0)%	$14,141.2	$14,126.9	0.1%

(1)    Excludes intercompany revenues that have been eliminated in consolidation.

Unit Sales

	Three Months Ended August 31			Six Months Ended August 31
	2025	2024	Change	2025	2024	Change
Used vehicles	199,729	211,020	(5.4)%	429,939	422,152	1.8%
Wholesale vehicles	138,302	141,458	(2.2)%	287,819	289,143	(0.5)%

Average Selling Prices

	Three Months Ended August 31			Six Months Ended August 31
	2025	2024	Change	2025	2024	Change
Used vehicles	$25,993	$26,245	(1.0)%	$26,061	$26,386	(1.2)%
Wholesale vehicles	$7,891	$7,768	1.6%	$7,926	$7,935	(0.1)%

Vehicle Sales Changes

	Three Months Ended August 31		Six Months Ended August 31
	2025	2024	2025	2024
Used vehicle units	(5.4)%	5.1%	1.8%	0.8%
Used vehicle revenues	(7.2)%	1.5%	0.2%	(2.1)%

Wholesale vehicle units	(2.2)%	(0.3)%	(0.5)%	(4.5)%
Wholesale vehicle revenues	(0.4)%	(12.7)%	(0.4)%	(15.0)%

-more-

CarMax, Inc.

Comparable Store Used Vehicle Sales Changes (1)

	Three Months Ended August 31		Six Months Ended August 31
	2025	2024	2025	2024
Used vehicle units	(6.3)%	4.3%	0.9%	0.1%
Used vehicle revenues	(7.1)%	(0.2)%	(0.2)%	(3.3)%

(1)    Stores are added to the comparable store base beginning in their fourteenth full month of operation. Comparable store calculations include results for a set of stores that were included in our comparable store base in both the current and corresponding prior year periods.

Used Vehicle Financing Penetration by Channel (Before the Impact of 3-day Payoffs) (1)

	Three Months Ended August 31		Six Months Ended August 31
	2025	2024	2025	2024
CAF (2)	45.2%	44.6%	44.8%	45.0%
Tier 2 (3)	16.5%	17.7%	17.1%	18.2%
Tier 3 (4)	7.3%	6.7%	7.7%	7.1%
Other (5)	31.0%	31.0%	30.4%	29.7%
Total	100.0%	100.0%	100.0%	100.0%

(1)    Calculated as used vehicle units financed for respective channel as a percentage of total used units sold.
(2)    Includes CAF's Tier 2 and Tier 3 loan originations, which represent approximately 2% of total used units sold.
(3)    Third-party finance providers who generally pay us a fee or to whom no fee is paid.
(4)    Third-party finance providers to whom we pay a fee.
(5)    Represents customers arranging their own financing and customers that do not require financing.

Selected Operating Ratios

	Three Months Ended August 31				Six Months Ended August 31
(In millions)	2025	% (1)	2024	% (1)	2025	% (1)	2024	% (1)
Net sales and operating revenues	$6,594.7	100.0	$7,013.5	100.0	$14,141.2	100.0	$14,126.9	100.0
Gross profit	$717.7	10.9	$760.5	10.8	$1,611.3	11.4	$1,552.4	11.0
CarMax Auto Finance income	$102.6	1.6	$115.6	1.6	$244.3	1.7	$262.6	1.9
Selling, general, and administrative expenses	$601.1	9.1	$610.6	8.7	$1,260.7	8.9	$1,249.1	8.8
Interest expense	$28.5	0.4	$27.0	0.4	$55.5	0.4	$58.4	0.4
Earnings before income taxes	$127.1	1.9	$177.8	2.5	$410.2	2.9	$384.5	2.7
Net earnings	$95.4	1.4	$132.8	1.9	$305.8	2.2	$285.2	2.0

(1)Calculated as a percentage of net sales and operating revenues.

-more-

CarMax, Inc.

Gross Profit (1)

	Three Months Ended August 31			Six Months Ended August 31
(In millions)	2025	2024	Change	2025	2024	Change
Used vehicle gross profit	$442.6	$478.8	(7.6)%	$996.8	$974.3	2.3%
Wholesale vehicle gross profit	137.3	137.9	(0.4)%	293.9	295.0	(0.4)%
Other gross profit	137.8	143.8	(4.2)%	320.6	283.1	13.2%
Total	$717.7	$760.5	(5.6)%	$1,611.3	$1,552.4	3.8%

(1)    Amounts are net of intercompany eliminations.

Gross Profit per Unit (1)

	Three Months Ended August 31				Six Months Ended August 31
	2025		2024		2025		2024
	$ per unit(2)	%(3)	$ per unit(2)	%(3)	$ per unit(2)	%(3)	$ per unit(2)	%(3)
Used vehicle gross profit per unit	$2,216	8.4	$2,269	8.4	$2,318	8.8	$2,308	8.6
Wholesale vehicle gross profit per unit	$993	11.9	$975	11.9	$1,021	12.2	$1,020	12.2
Other gross profit per unit	$690	79.0	$682	79.0	$746	87.9	$671	78.3

(1)    Amounts are net of intercompany eliminations.
(2)    Calculated as category gross profit divided by its respective units sold, except the other category, which is divided by total used units sold.
(3)    Calculated as a percentage of its respective sales or revenue.

SG&A Expenses (1)

	Three Months Ended August 31			Six Months Ended August 31
(In millions)	2025	2024	Change	2025	2024	Change
Compensation and benefits:
Compensation and benefits, excluding share-based compensation expense	$323.4	$321.3	0.6%	$672.4	$649.4	3.5%
Share-based compensation expense	22.4	32.1	(30.1)%	68.0	79.2	(14.1)%
Total compensation and benefits (2)	$345.8	$353.4	(2.2)%	$740.4	$728.6	1.6%
Occupancy costs	74.1	74.7	(0.8)%	143.0	145.3	(1.6)%
Advertising expense	63.7	63.0	1.2%	131.7	134.7	(2.3)%
Other overhead costs (3)	117.5	119.5	(1.7)%	245.6	240.5	2.2%
Total SG&A expenses	$601.1	$610.6	(1.6)%	$1,260.7	$1,249.1	0.9%
SG&A as a % of gross profit	83.8%	80.3%	3.5%	78.2%	80.5%	(2.3)%

(1)    Amounts are net of intercompany eliminations.
(2)    Excludes compensation and benefits related to reconditioning and vehicle repair service, which are included in cost of sales.
(3)    Includes IT expenses, non-CAF bad debt, insurance, preopening and relocation costs, travel, charitable contributions and other administrative expenses.

-more-

CarMax, Inc.

Components of CAF Income and Other CAF Information

	Three Months Ended August 31		Six Months Ended August 31
(In millions)	2025	2024	2025	2024
Interest margin:
Interest and fee income	$489.8	$464.5	$975.2	$917.0
Interest expense	(199.2)	(193.7)	(396.7)	(376.0)
Total interest margin	290.6	270.8	578.5	541.0
Provision for loan losses	(142.2)	(112.6)	(243.9)	(193.8)
Total interest margin after provision for loan losses	148.4	158.2	334.6	347.2
Total direct expenses	(45.8)	(42.6)	(90.3)	(84.6)
CarMax Auto Finance income	$102.6	$115.6	$244.3	$262.6

Average auto loans outstanding (1)	$17,734.5	$17,728.8	$17,727.2	$17,640.0
Total interest margin as a percent of average auto loans outstanding	6.6%	6.1%	6.5%	6.1%

Net auto loans originated (1)	$2,039.6	$2,159.7	$4,358.0	$4,425.5
Net penetration rate (1)	42.6%	42.0%	42.1%	42.6%
Weighted average contract rate (1)	11.2%	11.5%	11.3%	11.4%

Ending allowance for loan losses	$507.3	$500.8	$507.3	$500.8

(1)Includes auto loans held for investment and auto loans held for sale.

Earnings Highlights

	Three Months Ended August 31			Six Months Ended August 31
(In millions except per share data)	2025	2024	Change	2025	2024	Change
Net earnings	$95.4	$132.8	(28.2)%	$305.8	$285.2	7.2%
Diluted weighted average shares outstanding	149.6	156.5	(4.4)%	151.1	157.1	(3.8)%
Net earnings per diluted share	$0.64	$0.85	(24.7)%	$2.02	$1.82	11.0%

-more-

CarMax, Inc.

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, September 25, 2025. Domestic investors may access the call at 1-800-225-9448 (international callers dial 1-203-518-9708). The conference I.D. for both domestic and international callers is 3171396. A live webcast of the call will be available on our investor information home page at investors.carmax.com. An investor presentation is also available on the website.

A replay of the webcast will be available on the company’s website at investors.carmax.com through December 17, 2025, or via telephone (for approximately one week) by dialing 1-800-839-1247 (or 1-402-220-0470 for international access) and entering the conference ID 3171396.

Third Quarter Fiscal 2026 Earnings Release Date

We currently plan to release results for the third quarter ending November 30, 2025, on Thursday, December 18, 2025, before the opening of trading on the New York Stock Exchange. We plan to host a conference call for investors at 9:00 a.m. ET on that date. Information on this conference call will be available on our investor information home page at investors.carmax.com in early December 2025.

About CarMax

CarMax, the nation’s largest retailer of used autos, revolutionized the automotive retail industry by driving integrity, honesty and transparency in every interaction. The company offers a truly personalized experience with the option for customers to do as much, or as little, online and in-store as they want. During the fiscal year that ended February 28, 2025, CarMax sold approximately 790,000 used vehicles and 540,000 wholesale vehicles at its auctions. In addition, CarMax Auto Finance originated more than $8 billion in auto loans during fiscal 2025, adding to its nearly $18 billion portfolio. CarMax has more than 250 store locations, over 30,000 associates, and is proud to have been recognized for 21 consecutive years as one of the Fortune 100 Best Companies to Work For®. CarMax is committed to helping its communities thrive and reducing the environmental footprint of its operations. Learn more in the 2025 Responsibility Report. For more information, visit www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release that are not statements of historical fact, including statements about our future business plans, operations, challenges, opportunities or prospects, including without limitation any statements or factors regarding expected operating capacity, sales, inventory, market share, financial and operational targets and goals, revenue, margins, expenses, liquidity, loan originations, capital expenditures, share repurchase plans, debt obligations or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words such as “anticipate,” “believe,” “could,” “enable,” “estimate,” “expect,” “focused on,” “intend,” “may,” “outlook,” “plan,” “positioned,” “predict,” “should,” “target,” “will” and other similar expressions, whether in the negative or affirmative. Such forward-looking statements are based upon management’s current knowledge, expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:
-more-

CarMax, Inc.

•Changes in the competitive landscape and/or our failure to successfully adjust to such changes.
•Changes in general or regional U.S. economic conditions, including economic downturns, inflationary pressures, fluctuating interest rates, tariffs or the effect of trade policies, and the potential impact of international events.
•Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.
•Events that damage our reputation or harm the perception of the quality of our brand.
•Significant changes in prices of new and used vehicles.
•A reduction in the availability of or access to sources of inventory or a failure to expeditiously liquidate inventory.
•Our inability to realize the benefits associated with our omni-channel platform or initiatives designed to leverage evolving technologies, including AI.
•Factors related to geographic and sales growth, including the inability to effectively manage our growth.
•Our inability to recruit, develop and retain associates and maintain positive associate relations.
•The loss of key associates from our store, regional or corporate management teams or a significant increase in labor costs.
•Changes in economic conditions or other factors that result in greater credit losses for CAF’s portfolio of auto loans than anticipated.
•The failure or inability to realize the benefits associated with our strategic investments.
•Changes in consumer credit availability provided by our third-party finance providers.
•Changes in the availability of extended protection plan products from third-party providers.
•The performance of the third-party vendors we rely on for key components of our business.
•Adverse conditions affecting one or more automotive manufacturers.
•The inaccuracy of estimates and assumptions used in the preparation of our financial statements, or the effect of new accounting requirements or changes to U.S. generally accepted accounting principles.
•The failure or inability to adequately protect our intellectual property.
•The occurrence of severe weather events.
•The failure or inability to meet our environmental goals or satisfy related disclosure requirements.
•Factors related to the geographic concentration of our stores.
•Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer, associate or corporate information.
•The failure of or inability to sufficiently enhance key information systems.
•Factors related to the regulatory and legislative environment in which we operate.
•The effect of evolving regulations, disclosure requirements, standards and expectations relating to environmental, social and governance matters.
•The effect of various litigation matters.
•The volatility in the market price for our common stock.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 28, 2025, and our quarterly or current reports as filed with or furnished to the U.S. Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investors.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling (804) 747-0422 x7865. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

-more-

CarMax, Inc.

Contacts:

Investors:
    David Lowenstein, Vice President, Investor Relations
    investor_relations@carmax.com, (804) 747-0422 x7865

Media:
    pr@carmax.com, (855) 887-2915

-more-

CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)

	Three Months Ended August 31				Six Months Ended August 31
(In thousands except per share data)	2025	%(1)	2024	%(1)	2025	%(1)	2024	%(1)
SALES AND OPERATING REVENUES:
Used vehicle sales	$5,270,712	79.9	$5,677,081	80.9	$11,374,152	80.4	$11,354,557	80.4
Wholesale vehicle sales	1,149,568	17.4	1,154,465	16.5	2,402,306	17.0	2,410,904	17.1
Other sales and revenues	174,404	2.6	181,983	2.6	364,767	2.6	361,465	2.6
NET SALES AND OPERATING REVENUES	6,594,684	100.0	7,013,529	100.0	14,141,225	100.0	14,126,926	100.0
COST OF SALES:
Used vehicle cost of sales	4,828,095	73.2	5,198,315	74.1	10,377,352	73.4	10,380,294	73.5
Wholesale vehicle cost of sales	1,012,248	15.3	1,016,590	14.5	2,108,415	14.9	2,115,901	15.0
Other cost of sales	36,675	0.6	38,157	0.5	44,169	0.3	78,369	0.6
TOTAL COST OF SALES	5,877,018	89.1	6,253,062	89.2	12,529,936	88.6	12,574,564	89.0
GROSS PROFIT	717,666	10.9	760,467	10.8	1,611,289	11.4	1,552,362	11.0
CARMAX AUTO FINANCE INCOME	102,638	1.6	115,580	1.6	244,288	1.7	262,550	1.9
Selling, general, and administrative expenses	601,093	9.1	610,562	8.7	1,260,736	8.9	1,249,140	8.8
Depreciation and amortization	67,285	1.0	63,901	0.9	133,024	0.9	125,770	0.9
Interest expense	28,453	0.4	27,021	0.4	55,523	0.4	58,383	0.4
Other income	(3,624)	(0.1)	(3,281)	—	(3,933)	—	(2,865)	—
Earnings before income taxes	127,097	1.9	177,844	2.5	410,227	2.9	384,484	2.7
Income tax provision	31,719	0.5	45,035	0.6	104,468	0.7	99,235	0.7
NET EARNINGS	$95,378	1.4	$132,809	1.9	$305,759	2.2	$285,249	2.0
WEIGHTED AVERAGE COMMON SHARES:
Basic	149,291		155,866		150,714		156,513
Diluted	149,637		156,526		151,122		157,116
NET EARNINGS PER SHARE:
Basic	$0.64		$0.85		$2.03		$1.82
Diluted	$0.64		$0.85		$2.02		$1.82

(1)    Percents are calculated as a percentage of net sales and operating revenues and may not total due to rounding.

-more-

CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
	August 31	February 28	August 31
(In thousands except share data)	2025	2025	2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$540,374	$246,960	$524,667
Restricted cash from collections on auto loans held for investment	618,792	559,118	572,630
Accounts receivable, net	173,556	188,733	228,112
Auto loans held for sale	921,928	—	—
Inventory	3,149,570	3,934,622	3,397,746
Other current assets	137,798	148,203	135,901
TOTAL CURRENT ASSETS	5,542,018	5,077,636	4,859,056
Auto loans held for investment, net	16,386,236	17,242,789	17,413,589
Property and equipment, net	3,969,003	3,841,833	3,763,089
Deferred income taxes	105,729	140,332	126,883
Operating lease assets	476,367	493,355	495,783
Goodwill	141,258	141,258	141,258
Other assets	459,033	467,003	496,160
TOTAL ASSETS	$27,079,644	$27,404,206	$27,295,818

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$913,350	$977,845	$1,008,044
Accrued expenses and other current liabilities	477,994	529,926	483,922
Accrued income taxes	4,871	87,526	34,063
Current portion of operating lease liabilities	57,948	59,335	57,959
Current portion of long-term debt	216,855	16,821	21,771
Current portion of non-recourse notes payable	581,018	526,518	550,045
TOTAL CURRENT LIABILITIES	2,252,036	2,197,971	2,155,804
Long-term debt, excluding current portion	1,369,764	1,570,296	1,588,260
Non-recourse notes payable, excluding current portion	16,447,623	16,567,044	16,516,943
Operating lease liabilities, excluding current portion	463,844	481,963	473,158
Other liabilities	345,855	343,944	382,044
TOTAL LIABILITIES	20,879,122	21,161,218	21,116,209

Commitments and contingent liabilities
SHAREHOLDERS’ EQUITY:
Common stock, $0.50 par value; 350,000,000 shares authorized; 147,673,338 and 153,319,678 shares issued and outstanding as of August 31, 2025 and February 28, 2025, respectively	73,837	76,660	77,666
Capital in excess of par value	1,873,377	1,891,012	1,856,385
Accumulated other comprehensive (loss) income	(21,306)	3,080	9,057
Retained earnings	4,274,614	4,272,236	4,236,501
TOTAL SHAREHOLDERS’ EQUITY	6,200,522	6,242,988	6,179,609
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$27,079,644	$27,404,206	$27,295,818

-more-

CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended August 31
(In thousands)	2025	2024
OPERATING ACTIVITIES:
Net earnings	$305,759	$285,249
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	163,715	141,964
Share-based compensation expense	71,255	82,703
Provision for loan losses	243,904	193,798
Provision for cancellation reserves	41,897	49,302
Deferred income tax provision (benefit)	42,424	(11,789)
Other	1,393	2,039
Net decrease (increase) in:
Accounts receivable, net	15,177	(6,959)
Auto loans held for sale	(921,928)	—
Inventory	785,052	280,324
Other current assets	6,331	111,438
Auto loans held for investment, net	612,649	(595,543)
Other assets	(13,889)	(9,486)
Net (decrease) increase in:
Accounts payable, accrued expenses and other
current liabilities and accrued income taxes	(230,470)	23,474
Other liabilities	(38,232)	(45,100)
NET CASH PROVIDED BY OPERATING ACTIVITIES	1,085,037	501,414
INVESTING ACTIVITIES:
Capital expenditures	(268,204)	(213,123)
Proceeds from disposal of property and equipment	348	130
Purchases of investments	(5,765)	(3,091)
Sales and returns of investments	1,155	621
NET CASH USED IN INVESTING ACTIVITIES	(272,466)	(215,463)
FINANCING ACTIVITIES:
Proceeds from issuances of long-term debt	87,000	—
Payments on long-term debt	(94,955)	(306,274)
Cash paid for debt issuance costs	(13,279)	(12,985)
Payments on finance lease obligations	(7,105)	(9,056)
Issuances of non-recourse notes payable	6,848,169	6,971,000
Payments on non-recourse notes payable	(6,911,012)	(6,742,743)
Repurchase and retirement of common stock	(384,873)	(213,305)
Equity issuances	8,349	30,296
NET CASH USED IN FINANCING ACTIVITIES	(467,706)	(283,067)
Increase in cash, cash equivalents, and restricted cash	344,865	2,884
Cash, cash equivalents, and restricted cash at beginning of year	960,310	1,250,410
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH AT END OF PERIOD	$1,305,175	$1,253,294

# # #